Exhibit 99.1

United PanAm Financial Corp. and Subsidiaries

Consolidated Financial Report

December 31, 2021 and 2020

Contents

Independent Auditor’s Report	1-2

Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Changes in Stockholder’s Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-25

Independent Auditor’s Report

Board of Directors

United PanAm Financial Corp. and Subsidiaries

Opinion

We have audited the consolidated financial statements of United PanAm Financial Corp. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

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Exercise professional judgment and maintain professional skepticism throughout the audit.

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Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ RSM US LLP

Los Angeles, California

May 19, 2022

United PanAm Financial Corp. and Subsidiaries

Consolidated Balance Sheets
December 31, 2021 and 2020
(Dollars in thousands, except per share data)

	2021	2020

Assets
Cash and cash equivalents	$3,658	$4,224
Restricted cash (held entirely through consolidated VIEs)	42,922	40,532
Total cash, cash equivalents and restricted cash	46,580	44,756
Finance receivables, net (including finance receivables of consolidated VIEs
of $443.9 million in 2021 and $407.1 million in 2020)	519,156	452,483
Premises and equipment, net	4,099	4,962
Interest receivable	9,400	8,650
Deferred tax assets	15,703	15,583
Cash surrender value of life insurance	1,289	1,256
Tax receivable	2,513	492
Other assets	6,903	6,468
Total assets	$605,643	$534,650

Liabilities and Stockholder’s Equity
Liabilities
Notes payable of consolidated VIE's	$163,041	$102,872
Securitization debt of consolidated VIE's	290,765	315,209
Senior loan	-	7,000
Junior subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	27,865	24,062
Total liabilities	491,981	459,453

Commitments and Contingencies (Note 11)

Stockholder’s Equity
Common stock, $0.01 par value, 100 shares authorized,
issued, and outstanding	-	-
Paid-in capital	17,985	17,985
Retained earnings	95,677	57,212
Total stockholder’s equity	113,662	75,197
Total liabilities and stockholder’s equity	$605,643	$534,650

See Notes to Consolidated Financial Statements.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations
Years Ended December 31, 2021 and 2020
(Dollars in thousands)

	2021	2020

Interest income	$162,423	$160,458

Interest expense:
Notes payable	3,422	4,952
Securitization debt	11,290	14,016
Senior loan	89	1,053
Junior subordinated debentures	326	400
Total interest expense	15,127	20,421
Net interest income	147,296	140,037

Provision for finance receivable losses	43,349	80,173
Net interest income after provision for
finance receivable losses	103,947	59,864

Noninterest income	4,983	6,172

Noninterest expense:
Compensation and benefits	39,334	34,238
Occupancy	3,189	3,056
Other noninterest expense	15,497	12,410
Total noninterest expense	58,020	49,704
Income before income tax expense	50,910	16,332

Income tax expense	12,445	3,707
Net income	$38,465	$12,625

See Notes to Consolidated Financial Statements.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity
Years Ended December 31, 2021 and 2020
(Dollars in thousands, except per share data)

	Paid-In	Retained
	Capital	Earnings	Total

Balance, December 31, 2019	$17,691	$44,587	$62,278
Net income	-	12,625	12,625
Stock bonus award	294	-	294
Balance, December 31, 2020	17,985	57,212	75,197
Net income	-	38,465	38,465
Balance, December 31, 2021	$17,985	$95,677	$113,662

See Notes to Consolidated Financial Statements.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
(Dollars in thousands)

	2021	2020

Cash flows from operating activities
Net income	$38,465	$12,625
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for finance receivable losses	43,349	80,173
Loss on asset disposal	-	217
Amortization of debt issuance costs	2,754	2,774
Deferred income taxes	(120)	(3,970)
Depreciation and amortization	1,687	1,367
Capitalized internal development costs	(483)	(607)
Stock bonus award	-	294
Amortization of deferred acquisition costs	5,125	5,424
Decrease / (increase) in accrued interest receivable	(750)	367
Increase in other assets and tax receivable	(2,240)	(54)
Increase in accrued expenses and other liabilities	5,361	2,939
Net cash provided by operating activities	93,148	101,549

Cash flows from investing activities
Acquisition of finance receivables, net of collections received	(116,953)	(42,979)
Purchase of premises and equipment	(342)	(1,244)
Net cash used in investing activities	(117,295)	(44,223)

Cash flows from financing activities
Net (decrease) / increase in notes payable	59,976	(31,501)
Proceeds from securitization debt	249,340	239,520
Principal payments on securitization debt	(274,087)	(263,058)
Payments for debt issuance costs	(2,258)	(2,392)
Repayments for senior loan	(7,000)	-
Net cash (used in) / provided by financing activities	25,971	(57,431)
Net (decrease) / increase in cash and cash equivalents	1,824	(105)

Cash, cash equivalents and restricted cash, beginning of year	44,756	44,861
Cash, cash equivalents and restricted cash, end of year	$46,580	$44,756

Supplemental disclosures of cash flow information
Cash payments made for:
Interest	$12,098	$17,639

Income taxes paid, net	$16,279	$4,560

See Notes to Consolidated Financial Statements.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.
Nature of Organization and Summary of Significant Accounting Policies

Nature of organization: United PanAm Financial Corp. and subsidiaries (the Company) was incorporated in California on April 9, 1998. The Company is a wholly owned subsidiary of Unitas Holdings Corp. (Parent Company). The Company’s primary business involves the purchase and collection of automobile installment contracts from new and used car dealers, with an emphasis on the independent, nonfranchise dealer. Retail obligations are secured by liens on vehicle titles. The Company can repossess the vehicle if the borrower fails to meet the obligation of the contract. The Company is currently authorized to operate in 49 states, with its primary markets in Florida, California and Texas.

The Company specializes in receivables from borrowers who generally would not be expected to qualify for traditional financing such as that provided by commercial banks or automobile manufacturers’ finance companies. The finance receivables are secured primarily by used automobiles.

A summary of the Company’s significant accounting policies is as follows:

Basis of accounting and principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, UPFC Trust I and United Auto Credit Corporation (UACC). Additionally, the Company has several variable interest entities (VIEs) for which UACC is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

One of the Company’s subsidiaries, UPFC Trust I, is an unconsolidated statutory business trust, which was formed for the exclusive purpose of issuing and selling trust preferred securities and holding subordinated debentures issued by the Company. In accordance with Accounting Standards Codification (ASC) 810, Consolidation, this trust does not meet the criteria for consolidation. The accompanying consolidated balance sheets include in other assets the investment in the trust of $310 thousand as of December 31, 2021 and 2020.

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to industry practice.

Use of estimates: In preparing these consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in the Company’s consolidated financial statements relate to the allowance for finance receivable losses, valuation of deferred tax assets and net realizable value of repossessed assets.

Cash and cash equivalents, cash flows and cash concentrations: Cash and cash equivalents include cash on hand and interest- and noninterest-bearing deposits. The Company periodically maintains balances in various operating accounts in excess of federally insured deposit limits. The Company has not experienced any losses in such accounts. Cash flows from the purchases of and payments related to finance receivables and borrowings and repayments on short-term notes payable are recorded net.

Restricted cash: The Company collects and services all receivables under the revolving and term securitizations and warehouse facilities. These collections are restricted for use until properly remitted each month under the terms of the servicing agreement.

Finance receivables and income recognition: The Company generally purchases automobile installment contracts for investment at a discount. The discount is consideration for the credit risk associated with the contracts. Finance receivables and contracts held for investment are reported at cost, net of unearned acquisition discounts and allowance for finance receivable losses, as well as deferred acquisition costs. Unearned acquisition discounts are recognized over the contractual life of the finance receivables using the interest method.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s policy is generally to charge off finance receivables at the earlier of (1) the end of the month in which the collateral has been repossessed and sold, or (2) the end of the month in which the account is delinquent in excess of 120 days, if not pending sale. If the collateral has been repossessed and sold, the charge-off represents the difference between the net sales proceeds and the net amount of the delinquent contract. If the account is delinquent in excess of 120 days, the charge-off represents the net amount of the delinquent contract. Interest income deemed uncollectible is reversed at the time the finance receivable is charged off.

An account is considered delinquent if a scheduled payment has not been received by the date such payment was contractually due. Finance receivables over 90 days delinquent are considered nonaccrual finance receivables. Income is subsequently recognized only to the extent cash payments are received until, in management’s judgment, the borrower is able to make periodic interest and principal payments in accordance with the finance receivable terms.

The Company considers a finance receivable impaired when it is probable that it will be unable to collect all amounts due (principal and interest) according to the original terms of the contract. As the finance receivable portfolio is homogenous, the Company evaluates finance receivables for impairment collectively.

Late charges and other fees are calculated at predetermined amounts or percentages of overdue finance receivable balances and are recorded on a cash basis.

Deferred acquisition costs: Certain direct receivable acquisition costs are deferred and amortized as an adjustment to the related receivable’s yield. The Company is amortizing these amounts over the contractual life of the receivable using a method that approximates the effective interest rate method.

Allowance for finance receivable losses: The allowance for finance receivable losses is calculated based on incurred loss methodology for the amount of probable incurred finance receivable losses inherent in finance receivables as of the reporting date. The Company’s finance receivable loss allowance is estimated by management based upon a variety of factors, including an assessment of the credit risk inherent in the portfolio and prior loss experience.

The allowance for finance receivable losses is established through a provision for finance receivable losses recorded as necessary to provide for probable incurred finance receivable losses on existing finance receivables. The Company’s methodology to estimate incurred losses uses static pool which stratifies finance receivables and losses based upon the period of origination. The credit risk in each individual static pool is evaluated independently in order to estimate the future losses within each pool. The Company evaluates the adequacy of unearned discounts to absorb estimated finance receivable losses on a regular basis. To the extent the unearned discount is not considered adequate to absorb estimated losses; an increase in the allowance for finance receivable losses is established by a charge to the provision for finance receivable losses. The Company evaluates the adequacy of the allowance by examining current delinquencies, the characteristics of the portfolio, prospective liquidation values of the underlying collateral, and general economic and market conditions. As circumstances change, the Company’s level of provisioning and/or allowance may change as well.

Despite these analyses, the Company recognizes that establishing an allowance is an estimate, which is inherently uncertain and depends on the outcome of future events. The Company’s operating results and financial condition are sensitive to changes in its estimate for finance receivable losses and the estimate’s underlying assumptions. The Company’s operating results and financial condition are immediately impacted as changes in estimates for calculating the allowance for finance receivable losses are recorded in its consolidated statement of operations as an addition or reduction in provision expense. Any such adjustment is recorded in the current period as the assessment is made.

Troubled debt restructured finance receivables: Finance receivables associated with customers in bankruptcy may be considered troubled debt restructured finance receivables. The Company follows its standard charge-off and nonaccrual policies for the accounts of customers in a confirmed bankruptcy under Chapters 7 and 13 of the bankruptcy code. For customers in a Chapter 13 bankruptcy plan, the bankruptcy

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

court reduces the interest rate the Company can charge, as it does for most creditors. Once the customer is in a confirmed Chapter 13 bankruptcy plan, the Company receives payments with respect to the remaining amount of the finance receivable at the reduced interest rate from the bankruptcy trustee. The Company does not believe that accounts in a confirmed Chapter 13 plan have a higher level of risk than non-bankrupt accounts. If a customer fails to comply with the terms of the bankruptcy order, the Company will petition the trustee to have the customer dismissed from bankruptcy. Upon dismissal, the Company restores the account to the original terms and pursues collection through its normal collection activities.

Securitizations and variable interest entities: The Company enters into agreements to securitize, sell and service certain automobile contracts. Securitization transactions typically involve the use of VIEs and are accounted for as secured financings. Economic interests in the securitized and sold assets are generally retained in the form of senior or subordinated interests, cash reserve accounts, residual interests and servicing rights. Prior to securitization, the Company will typically hold finance receivables in separate VIEs.

Securitizations are transactions in which the Company sells a specified pool of automobile contracts to a VIE, which in turn issues asset-backed securities to fund the purchase of the pool of contracts from the Company. The securitization involves identification of specific automobile contracts, sale of those contracts to a VIE, and issuance of asset-backed securities to fund the transactions.

In order to conclude whether or not a VIE is required to be consolidated, careful consideration and judgment must be given to the continuing involvement with the VIE. In circumstances where the Company has both the power to direct the activities of the entity that most significantly impact the entity’s performance and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, the Company would conclude that it was the primary beneficiary, and as a result, it would consolidate the entity. This would preclude the Company from recording an accounting sale on the transaction. In the case of a consolidated VIE, the accounting is consistent with a secured financing (i.e., the Company continues to carry the finance receivables and record the securitized debt on the balance sheet). There is no specific accounting record of economic interests, but rather, they are captured as the difference between the finance receivable and debt accounting. The Company recognizes interest income on the contracts and interest expense on the securities issued in the securitization and records as expense a provision for probable finance receivable losses on the contracts.

In transactions where either one or both of the power or economic criteria mentioned above are not met, the Company must determine whether or not there is a sale for accounting purposes. In order to achieve a sale for accounting purposes, the assets being transferred must be legally isolated, not be constrained by restrictions from further transfer, and be deemed to be beyond the Company’s control. If the Company were to fail any of the three criteria for accounting for a sale, the accounting would be consistent with the preceding paragraph (i.e., a secured borrowing). However, if the criteria is met, the transaction would be recorded as a sale and the VIE would not be consolidated. Presently, the Company has several special purpose entities of which were determined to be VIEs.

The Company retains servicing responsibilities for the automobile contracts included in the securitization. The Company also serves as the collateral manager for the securitization. The Company is the primary beneficiary and has consolidated all of the VIEs.

Servicing costs are charged to expense as incurred but are eliminated with servicing fees in consolidation of the VIEs.

The investors in the securitization trust generally have no recourse to the Company’s other assets outside of customary market representation and warranty repurchase provisions.

Premises and equipment: Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the shorter of the estimated useful lives of the related assets or terms of the leases. Furniture, equipment, computer hardware, software and data processing equipment are generally depreciated over three to five years, unless another useful life most closely relates to the asset benefit period. Leasehold improvements on

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

operating leases are amortized over a period not exceeding the term of the lease. Additions and major replacements are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the consolidated statements of operations. The cost of fully depreciated assets and the related accumulated depreciation are removed from the accounts.

Impairment of long-lived assets: The Company estimates the future undiscounted cash flows to be derived from an asset (the estimated fair value) to assess whether or not a potential impairment exists but only done when events or circumstances indicate the carrying value of a long-lived asset may be impaired. If the carrying value exceeds the Company’s estimate of fair value and the Company determines that carrying value would not be recovered from undiscounted future cash flows, the Company then calculates the impairment as the excess of the carrying value of the asset over the estimate of its fair value. The Company determined that there were no circumstances requiring evaluation for impairment at December 31, 2021 and 2020.

Leases: The Company leases office space under noncancelable operating lease agreements, which expire at various dates through 2024. These leases are recorded as operating leases because they do not meet the accounting criteria for capital leases. These leases generally contain scheduled rent increases or escalation clauses, renewal options, rent allowances and other rent incentives. The Company recognizes rent expense on the Company’s operating leases, excluding these allowances and incentives, which are considered immaterial, on a straight-line basis over the lease term.

Repossessed assets: Repossessed assets consist of vehicles and are recorded at their net realizable value (which represents estimated fair value less costs to sell). Vehicles are repossessed in the event of nonpayment of indebtedness and sold shortly thereafter. Any difference between the estimated sales price (net of expenses) and the finance receivable (net of unearned finance charges) is treated as a charge-off first against the related finance receivable’s unearned acquisition discount and the remaining balance, if any, is charged against the allowance for finance receivable losses. Repossessed assets are included in other assets in the accompanying consolidated balance sheets.

Debt issuance costs: Debt issuance costs incurred with the issuance of the Company’s debt are deferred and amortized to interest expense over the estimated life of the debt using a method that approximates the effective interest rate method. Debt issuance costs are presented as a direct deduction from the carrying amount of debt liabilities in the accompanying consolidated balance sheets.

Fair value of financial instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect the estimates. The Company is not required to, nor has it elected to, carry any recurring financial assets or liabilities at fair value. The Company has nonrecurring financial assets, such as repossessed assets, which are required to be carried at fair value less cost to sell.

Fair value determination: ASC Topic 820, “Fair Value Measurement,” defines fair value, establishes a framework for measuring fair value including a three-level valuation hierarchy, and requires disclosures about fair value measurements. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. The hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows:

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Level 1 - Valuation is based on quoted prices for identical instruments traded in active markets.

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Level 2 - Valuation is based on quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable and can be corroborated by market data.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

•
Level 3 - Valuation is based on significant unobservable inputs for determining the fair value of assets or liabilities. These significant unobservable inputs reflect assumptions that market participants may use in pricing the assets or liabilities.

Given the nature of some of the Company’s assets and liabilities, clearly determinable market-based valuation inputs are often not available; therefore, these assets and liabilities are valued using internal estimates. As subjectivity exists with respect to the valuation estimates used, the fair values disclosed may not equal prices that can ultimately be realized if the assets are sold or the liabilities are settled with third parties.

Loss contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.

Stock-based compensation: The Black-Scholes model was utilized to estimate the fair value of stock options as equity awards. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Income taxes: The Company is a member of a group that files consolidated federal (and state) tax returns. Accordingly, income taxes payable to (refundable from) the tax authorities is recognized on the financial statements of the Parent Company who is the taxpayer for income tax purposes. The members of the consolidated group allocate payments to any member of the group for the income tax reduction resulting from the member’s inclusion in the consolidated return, or the member makes payments to the Parent Company for its allocated share of the consolidated income tax liability. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to the future period in which the temporary differences are expected to reverse.

In assessing the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the scheduled reversal of temporary differences, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical income and projections for future income over the periods in which the deferred tax assets are expected to be deductible, management believes it is more likely than not that the Company will realize the benefits of almost all of the deductible differences at December 31, 2021.

The Company is subject to the guidance for accounting for uncertainty in tax positions taken or expected to be taken on a tax return. The tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions, if any, are recorded as part of other expenses. Management believes that all tax positions taken to date are highly certain and, accordingly, no provision has been made to the consolidated financial statements. The Company is subject to California and other state income tax in all states in which it operates. In addition to 2021, the federal income tax returns for the years ended December 31, 2018 through 2020 are open to audit by the federal authorities, and the California and other state tax returns for the years ended December 31, 2017 through 2020 are open to audit by state authorities. The Company files consolidated U.S. federal and state income tax returns with its Parent Company.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Concentration of credit risk: Concentration of credit risk with respect to finance receivables is limited due to the large number of customers comprising the Company’s customer base and their dispersion among different industries and geographical areas. However, the Company is exposed to a concentration of credit risk inherent in providing alternative financing programs to borrowers who cannot obtain traditional bank financing.

Reclassification: Certain amounts in the prior-year financial statements have been reclassified to conform to the current-year presentation. No effect on the previously reported net income or stockholder’s equity occurred as a result of the reclassifications.

Recently issued accounting standards: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle for lessee accounting covered in ASU 2016-02 is that a lessee should recognize the assets and liabilities that arise from leases. The main resulting change in this update will require lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. Lessor accounting will remain largely unchanged from previous GAAP. See ASUs 2019-10 and 2020-05 below. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provide entities with an additional (and optional) transition method to adopt the new leases standard. Under this new method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP (Topic 840, Leases).

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. Amendments in this update were effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021 for nonpublic entities (See ASU 2019-10 below).

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, to address issues raised by stakeholders during the implementation of ASU 2016-13. ASU 2019-11 clarifies the treatment of expected recoveries for amounts previously written off on purchased receivables, among other items.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments - Credit Losses (Topic 326), and Leases (Topic 842): Effective Dates, which delays the effective dates of ASU 2016-13 and 2016-02 for certain entities. With the delay in the effective dates of ASU 2016-13 and 2016-02 resulting from ASU 2019-10, ASU 2016-13 is effective for the Company for fiscal years beginning after December 15, 2022, and ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2020. In May 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which further delays the effective date of ASU 2016-02 for the Company for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effects of these ASUs on its consolidated financial statements and disclosures.

In November 2021, the FASB issued ASU 2021-09, Leases (Topic 842): Discount Rate for Lessees That Are Not Public Business Entities, which allows the election of the risk-free rate by class of underlying asset, rather than at the entity-wide level. An entity that makes the risk-free rate election is required to disclose which asset classes it has elected to apply a risk-free rate. The lessee is required to use the implicit rate when is readily determinable in the lease, rather than a risk-free rate or an incremental borrowing rate.

Other accounting pronouncements issued but not yet effective are not expected to have a material impact on the Company’s financial condition, liquidity or results of operations.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.
Finance Receivables and Allowance for Finance Receivable Losses

The Company’s typical borrower has a credit history that may fail to meet the lending standards of most banks, credit unions and captive automobile finance companies. Substantially all of the Company’s automobile contracts involve finance receivables made to individuals with limited or impaired credit histories. The Company believes that its borrower credit profile is similar to that of its direct competitors in the subprime automobile finance business. The Company also believes that the underwriting criteria and risk management system, coupled with close senior management supervision, enhances its risk management and collection functions.

In deciding whether to acquire a particular contract, the Company considers various factors, including:

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The applicant’s length of residence
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The applicant’s current and prior job status
•
The applicant’s history in making other installment finance receivable payments
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The applicant’s payment record on previous automobile finance receivables
•
The applicant’s current income and discretionary spending ability
•
The applicant’s credit history
•
The value of the automobile in relation to the purchase price
•
The term of the contract
•
The automobile make and mileage
•
The Company’s prior experience with contracts acquired from the dealer

Borrowers under the contracts typically make down payments, in the form of cash or trade-in, ranging from 6 percent to 30 percent of the sale price of the vehicle financed. The balance of the purchase price of the vehicle plus taxes, title fees and, if applicable, premiums are generally financed over a period of 24 to 66 months.

Finance receivables are summarized as follows at December 31 (dollars in thousands):

	2021	2020
Finance receivables:
Finance receivables	$629,273	$542,410
Unearned acquisition discounts	(63,774)	(49,627)
Allowance for finance receivable losses	(52,637)	(45,360)
Deferred acquisition costs	6,294	5,060
Total finance receivables, net	$519,156	$452,483

Allowance for finance receivable losses to gross finance receivables,
net of unearned acquisition discounts	9.3%	9.2%
Unearned acquisition discounts to gross finance receivables	10.1%	9.1%

The activity in the unearned acquisition discounts consists of the following as of and for the years ended December 31 (dollars in thousands):

	2021	2020

Unearned acquisition discounts at beginning of year	$49,627	$56,741
Acquisition of new finance receivables	65,457	48,179
Amortization of unearned acquisition discounts	(44,753)	(46,801)
Charge-offs	(6,557)	(8,492)
Unearned acquisition discounts at end of year	$63,774	$49,627

Unearned acquisition discounts include discounts of consolidated VIEs of $48.9 million and $42.8 million at December 31, 2021 and 2020, respectively.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

The activity in the allowance for finance receivable losses consists of the following as of and for the years ended December 31 (dollars in thousands):

	2021	2020

Allowance for finance receivable losses at beginning of year	$45,360	$26,366
Provision for finance receivable losses	43,349	80,173
Net charge-offs	(36,072)	(61,179)
Allowance for finance receivable losses at end of year	$52,637	$45,360

Allowance for finance receivable losses includes allowance of consolidated VIEs of $45.0 million and $40.8 million at December 31, 2021 and 2020, respectively.

The Company records the direct costs incurred in the repossession process as a component of the charge-off of the related finance receivable. During the years ended December 31, 2021 and 2020, the total amount of such repossession expenses included with charge-offs in the schedule above totaled $4.3 million and $4.8 million, respectively.

Nonaccrual finance receivables represent the aggregate amount of finance receivables over 90 days delinquent. Total finance receivables on nonaccrual were $9.2 million and $8.3 million at December 31, 2021 and 2020, respectively. Total foregone interest related to nonaccrual finance receivables was $0.6 million at December 31, 2021 and 2020. It is not practical to compute the amount of interest earned on impaired finance receivables.

The following is an assessment of the credit quality of the finance receivables as of December 31 (dollars in thousands):

	2021		2020
	Amount	Percent	Amount	Percent

Finance receivables, gross	$629,273		$542,410

Delinquencies:					Check
31 to 60 days	$45,860	7.3%	$32,257	5.9%	7.3%
61 to 90 days	16,514	2.6%	13,083	2.4%	2.6%
More than 90 days	8,824	1.4%	7,931	1.5%	1.4%
Total delinquencies	$71,198	11.3%	$53,271	9.8%	11.3%

The Company’s finance receivables associated with customers in bankruptcy include $3.6 million and $4.2 million at December 31, 2021 and 2020, respectively.

Allowance for finance receivable losses is based on the credit risk and actual performance of individual static pools, which includes impaired finance receivables. As such, there is no specific allowance for impaired finance receivables.

While the ultimate magnitude and duration of the impact from COVID-19 on the Company’s business remains uncertain, it may negatively affect the Company’s business and financial condition. However, the Company did continue to experience strong cash collections and experienced positive trending on net charge-off balances.

The length and scope of the restrictions imposed by various governments, success of efforts to find and implement suitable vaccines, and scope and duration of special government benefits to the unemployed, among other factors, will determine the ultimate severity of the COVID-19 impact on the Company’s

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

business. It is likely that prolonged periods of difficult market conditions could have an adverse impact on the Company’s business, financial condition, results of operations and cash flows. However, the Company is unable to accurately predict the overall impact at this time.

Note 3.
Premises and Equipment

Premises and equipment are as follows at December 31 (dollars in thousands):

	2021	2020

Furniture and equipment	$20,210	$19,413
Leasehold improvements	2,166	2,138
	22,376	21,551
Less accumulated depreciation and amortization	(18,277)	(16,589)
Total premises and equipment, net	$4,099	$4,962

Depreciation and amortization expense included in occupancy expense in the consolidated statements of operations was $1.7 million and $1.4 million for the years ended December 31, 2021 and 2020, respectively.

Additionally, $0.5 million and $0.6 million of expenses related to internally developed software were capitalized in 2021 and 2020, respectively. Construction-in-progress included in furniture and equipment was $46 thousand and $0.7 million at December 31, 2021 and 2020, respectively.

Note 4.
Other Assets

Other assets consist of the following at December 31 (dollars in thousands):

	2021	2020

Prepaid expenses	$2,130	$1,942
Other receivable	763	764
Security deposits	34	34
Repossessed assets	3,666	3,418
Other	310	310
Total other assets	$6,903	$6,468

Note 5.
Notes Payable of Consolidated VIE’s

The Company’s subsidiary, UACC, has three senior secured warehouse facility agreements (the First Facility, Second Facility and Third Facility) with banking institutions.

The First Facility dated May 30, 2012, as amended, is with a bank that provides for an aggregate borrowing limit of $150 million as of December 31, 2021. As of December 31, 2021, the First Facility bears interest at LIBOR plus a margin of interest of 1.75 percent. Interest is payable monthly. The First Facility is collateralized by eligible finance receivables. Available borrowings are computed based on a percentage of eligible finance receivables. There were $82.6 million and $87.0 million of eligible finance receivables pledged to this facility as of December 31, 2021 and 2020, respectively. There was an outstanding balance of $59.1 million and $69.4 million at December 31, 2021 and 2020, respectively. There were unamortized debt issuance costs of $0.3 million and $0.2 million related to the First Facility at December 31, 2021 and 2020, respectively. There was restricted cash of $3.8 million and $4.8 million related to this facility at December 31, 2021 and 2020, respectively. The First Facility matures on October 20, 2023 and is subject to certain financial and other covenants that restrict certain operating activities and require certain reporting activities by the Company.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

The Second Facility dated November 19, 2013, as amended, is with a bank that provides for an aggregate borrowing limit of $100 million as of December 31, 2021. As of December 31, 2021, the Second Facility bears interest at LIBOR plus a margin of interest of 1.60 percent. Interest is payable monthly. The Second Facility is collateralized by eligible finance receivables. Available borrowings are computed based on a percentage of eligible finance receivables. There were $77.6 million and $0 of eligible finance receivables pledged to this facility as of December 31, 2021 and 2020, respectively. There was an outstanding balance of $58.3 million and $0 at December 31, 2021 and 2020, respectively. There were unamortized debt issuance costs of $0.4 million and $0.5 million related to the Second Facility at December 31, 2021 and 2020, respectively. There was restricted cash of $3.2 million and $0 related to this facility at December 31, 2021 and 2020, respectively. The Second Facility is also required to have a hedge cash reserve amount that is the greater of $50,000 or the quoted price for an interest rate cap with a cap rate of 5 percent. Currently, the hedge reserve restricted cash account is $50,180. The Second Facility matures on May 19, 2023 and is subject to certain financial and other covenants that restrict certain operating activities and require certain reporting activities by the Company.

The Third Facility dated July 11, 2019, as amended, is with a bank that provides for an aggregate borrowing limit of $100 million as of December 31, 2021. As of December 31, 2021, the Third Facility bears interest at LIBOR plus a margin of interest of 1.75 percent. Interest is payable monthly. The Third Facility is collateralized by eligible finance receivables. Available borrowings are computed based on a percentage of eligible finance receivables. There were $59.0 million and $50.0 million of eligible finance receivables pledged to this facility as of December 31, 2021 and 2020, respectively. There was an outstanding balance of $46.6 million and $34.6 million at December 31, 2021 and 2020, respectively. There were unamortized debt issuance costs of $0.3 million and $0.5 million related to the Third Facility at December 31, 2021 and 2020, respectively. There was restricted cash of $3.2 million and $3.6 million related to this facility at December 31, 2021 and 2020, respectively. The Third Facility matures on March 29, 2023 and is subject to certain financial and other covenants that restrict certain operating activities and require certain reporting activities by the Company.

Note 6.
Securitization Debt of Consolidated VIE’s

The securitization debt is structured as on-balance-sheet transactions and recorded as secured financings. The debt was issued through wholly owned bankruptcy remote subsidiaries of UACC and is secured by the assets of such subsidiaries, but not by other assets of the Company.

The use of these securitizations is an integral part of the Company’s business plan in order to increase the liquidity and reduce risks associated with interest rate fluctuations. The Company has developed a securitization program that involves selling interests in pools of the automobile contracts to investors through the private issuance of Money Market/AAA/AA/A/BBB/BB/B-rated asset-backed securities to qualified institutional investors. The Company retains the servicing rights for the finance receivables that have been securitized; therefore, the Company is responsible for the administration and collection of the contracts. The securitization agreements also require certain funds to be held in restricted cash accounts to provide additional collateral for the borrowings or to be applied to make payments on the securitization debt. Restricted cash under the various agreements totaled approximately $32.7 million and $32.2 million at December 31, 2021 and 2020, respectively. Interest expense on the securitization debt is composed of the stated rate of interest plus amortization of additional costs of borrowing. Additional costs of borrowing include facility fees, insurance premiums, amortization of transaction costs and amortization of discounts required on the notes at the time of issuance. Debt issuance costs related to the securitization debt are amortized using a method that approximates the effective interest rate method. There were $1.4 million and $1.7 million unamortized debt issuance costs related to the securitization debt at December 31, 2021 and 2020, respectively. Accordingly, the effective cost of borrowing of the securitization debt is greater than the stated rate of interest.

Upon the issuance of securitization debt, the Company retains the right to receive over time excess cash flows from the underlying pool of securitized automobile contracts. In the Company’s securitizations to date, it has transferred automobile contracts the Company purchased from automobile dealers to a newly formed owner trust for each transaction. The trust then issued the securitization debt. The net proceeds of the

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Company’s securitizations are first used to pay off certain borrowings under warehouse facilities and the remaining net proceeds are used to fund the Company’s operations.

The wholly owned bankruptcy remote subsidiaries of UACC were formed to facilitate the above asset- backed financing transactions. Bankruptcy remote refers to a legal structure in which it is expected that the applicable entity would not be included in any bankruptcy filing by its parent or affiliates. All of the assets of these subsidiaries have been pledged as collateral for the related debt. All such transactions, treated as secured financings for accounting and tax purposes, are treated as sales for all other purposes, including legal and bankruptcy purposes. None of the assets of these subsidiaries are available to pay other creditors of the Company or its affiliates.

The Company has completed several term securitizations that have been structured as secured financings for financial reporting purposes. The remaining securitized transactions outstanding are noted below. The debt issued is included in securitization debt on the consolidated balance sheets for 2021 and 2020 and comprises the following components (dollars in thousands):

Aggregate Principal Balance of Finance Receivables at December 31,

	2021	2020
United Auto Credit 2018-2	$-	$36,420
United Auto Credit 2019-1	46,571	111,314
United Auto Credit 2020-1	96,298	200,803
United Auto Credit 2021-1	170,105	-
	$312,974	$348,537

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

				Contractual	Outstanding	Outstanding
				Interest Rate at	Principal at	Principal at
	Initial Date of	Final Scheduled	Initial	December 31,	December 31,	December 31,
Series	Securitization	Payment Date *	Principal	2021	2021	2020

United Auto Credit 2018-2-D	August 8, 2018	May 10, 2023	$26,000	4.26%	$-	$11,750
United Auto Credit 2018-2-E	August 8, 2018	May 10, 2023	17,000	5.26%	-	17,000
United Auto Credit 2018-2-F	August 8, 2018	June 10, 2025	7,000	6.82%	-	7,000
United Auto Credit 2019-1-C	May 22, 2019	August 12, 2024	33,700	3.16%	-	31,270
United Auto Credit 2019-1-D	May 22, 2019	August 12, 2024	39,840	3.47%	8,967	39,840
United Auto Credit 2019-1-E	May 22, 2019	August 12, 2024	21,920	4.29%	21,920	21,920
United Auto Credit 2019-1-F	May 22, 2019	January 12, 2026	14,860	6.05%	14,860	14,860
United Auto Credit 2020-1-A	June 30, 2020	May 10, 2022	116,420	0.85%	-	50,165
United Auto Credit 2020-1-B	June 30, 2020	November 10, 2022	32,780	1.47%	-	32,780
United Auto Credit 2020-1-C	June 30, 2020	February 10, 2025	32,780	2.15%	26,805	32,780
United Auto Credit 2020-1-D	June 30, 2020	February 10, 2025	31,450	2.88%	31,450	31,450
United Auto Credit 2020-1-E	June 30, 2020	February 10, 2025	18,730	5.19%	18,730	18,730
United Auto Credit 2020-1-F	June 30, 2020	January 12, 2026	7,360	9.08%	7,360	7,360
United Auto Credit 2021-1-A	March 11, 2021	July 10, 2023	122,070	0.34%	34,795	-
United Auto Credit 2021-1-B	March 11, 2021	March 11, 2024	33,540	0.68%	33,540	-
United Auto Credit 2021-1-C	March 11, 2021	June 10, 2026	29,640	0.84%	29,640	-
United Auto Credit 2021-1-D	March 11, 2021	June 10, 2026	29,380	1.14%	29,380	-
United Auto Credit 2021-1-E	March 11, 2021	June 10, 2026	20,800	2.58%	20,800	-
United Auto Credit 2021-1-F	March 11, 2021	September 10, 2027	13,910	4.30%	13,910	-

			$649,180		292,157	316,905
			Unamortized debt issuance costs		1,392	1,696
			Outstanding principal, net		$290,765	$315,209

* The Final Scheduled Payment Date represents final legal maturity of the securitization debt. Securitization debt is expected to become due and to be paid prior to those dates, based on amortization of the finance receivables pledged to the Trusts. Expected payments, which will depend on the performance of such receivables, as to which there can be no assurance, are $178.5 million in 2022, $78.4 million in 2023, $28.2 million in 2024 and $7.1 million in 2025.

Note 7.
Senior Loan

The senior loan agreement dated June 22, 2017, as amended, is with related parties and management that provide for an aggregate borrowing limit of $15 million. The senior loan bears interest at 15% per annum. Interest is paid monthly on the last day of the month. The senior loan was collateralized by pledged shares of the Company and was repaid in February 2021 without premium or penalty.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8.
Junior Subordinated Debentures

On July 31, 2003, the Company issued junior subordinated debentures (trust preferred securities) of $10 million through a subsidiary, UPFC Trust I. The trust issuer is a 100 percent owned finance subsidiary and the Company fully and unconditionally guaranteed the securities. Interest on these funds accrues at a rate equal to the three-month LIBOR plus 3.05 percent, variable quarterly. The final maturity of these securities is on October 7, 2033; however, they can be called at par any time at the Company’s discretion.

Note 9.
Dividends

The Company has not declared or paid any cash dividends on its common stock since inception. The payment of any future dividends will be at the discretion of the Company’s Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and its general financial conditions, general business conditions and contractual restrictions on payment of dividends, if any. The Company’s ability to pay dividends on its common stock is also subject to the restrictions of the California Corporations Code.

Note 10.
Income Taxes

Income tax expense for the years ended December 31 consists of the following (dollars in thousands):

	2021	2020
Federal taxes:
Current	$10,591	$6,197
Deferred	(1,028)	(3,328)
	9,563	2,869

State taxes:
Current	1,974	1,480
Deferred	908	(642)
	2,882	838
Total income tax	$12,445	$3,707

The tax effects of temporary differences that give rise to significant items comprising the Company’s net deferred taxes as of December 31 are as follows (dollars in thousands):

	2021	2020
Deferred tax assets:
Allowance for finance receivable losses	$12,560	$11,084
Mark to market adjustments	1,457	1,812
Net operating loss	1,579	2,440
Stock-based compensation	762	766
State taxes	52	-
Accrued expenses	1,196	751
Tax credits	61	965
	17,667	17,818
Valuation allowance	(220)	(216)
Total deferred tax assets, net of valuation allowance	17,447	17,602

Deferred tax liabilities:
Depreciation and amortization	(415)	(767)
Deferred acquisition costs	(1,210)	(977)
Prepaid expenses	(119)	(275)
Total deferred tax liabilities	(1,744)	(2,019)
Net deferred tax assets	$15,703	$15,583

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Income tax expense attributable to pretax income differed from the amounts computed by applying the U.S. federal income tax rate of 21 percent in 2021 and 2020 to pretax income from continuing operations as a result of the following for the years ended December 31:

	2021	2020

Expected statutory rate	21.0%	21.0%
State taxes, net of federal benefits	4.8%	5.4%
Permanent differences	0.0%	0.1%
Tax credits	(1.6%)	(4.1%)
Other, net	(0.1%)	0.3%
Effective tax rate	24.1%	22.7%

Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. At December 31, 2021, the Company has available state net operating loss carryforwards of approximately $13.5 million, which expire at various dates from 2022 to 2036. As of December 31, 2021, there are $3.3 million in federal operating loss carryforwards, which expire beginning in 2030. Any federal operating losses generated after December 31, 2017 will carryforward indefinitely and will be available to offset up to 80 percent of future taxable income each year. Deferred tax assets are recognized for net operating losses subject to management’s judgment that realization of the benefit is more likely than not. The deferred tax assets related to several of the Company’s state jurisdictions have been partially reserved because they are not more likely than not to be realized due to the Company’s reduced activity in those states.

Unrecognized tax benefits are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgement based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustment may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue. The Company recognizes a tax benefit from an unrecognized tax benefits when it is more-likely-than-not that it will be sustained upon examination by tax authorities.

The changes in the Company’s unrecognized tax benefits as of December 31 are summarized as follows (dollars in thousands):

	2021	2020
Beginning Balance	$-	$-
Gross increase - tax position in prior period	223	-
Ending Balance	$223	$-

We recognize interest accrued related to unrecognized tax benefits as income tax expense. We accrued interest of $20 thousand during 2021 related to the unrecognized tax benefits noted above.

The Tax Reform Act of 1986 contains provisions that could substantially limit the availability of net operating loss carryforwards. This limitation generally applies if there is a greater than 50 percent change in ownership during a three-year period. In February 2011, the Company experienced such an ownership change, which resulted in a limitation on its ability to utilize net operating loss carryforwards that existed at that date. The limitation is based upon the value of the Company on the date that the effective change in ownership occurred. The ultimate realization of the federal loss carryforwards is limited to approximately $3.5 million annually and the state loss carryforwards are also limited to varying amounts annually and is dependent on the future profitability of the Company.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (CARES Act). The Cares Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. The Company doesn't believe that the CARES Act will have a material impact on its financial position, results of operations, or cash flows.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended many of the benefits of the CARES Act that were scheduled to expire. The Company is evaluating the impact of the Consolidated Appropriations Act on its consolidated financial statements and related disclosures.

Note 11.
Commitments and Contingencies

All three office locations, including headquarters, are leased under noncancelable operating leases expiring at various dates through 2024. A majority of the leases provide that the Company pay all property taxes, insurance and maintenance, which are excluded from the future minimum rental payments below.

The total rental expense included in the consolidated statements of operations for the years ended December 31, 2021 and 2020 is $1.3 million. Future minimum rental payments as of December 31, 2021 under existing noncancelable leases are set forth as follows (dollars in thousands):

Years Ending December 31,	Amount

2022	$996
2023	673
2024	188
Total	$1,857

The Company is involved in various claims or legal actions arising in the normal course of business. In the opinion of management, the ultimate disposition of such matters will not have a material effect on the Company’s consolidated financial position, cash flows or results of operations.

Note 12.
Stock-Based Compensation

In December 2011, the Company’s parent and 100 percent shareholder (Parent Company), approved a management compensation incentive plan (the 2011 Plan). The 2011 Plan gave the Parent Company’s Board of Directors the authority to grant stock options. The maximum number of shares that may be issued to officers, directors, employees or consultants under the 2011 Plan is 9,670, as adjusted in 2015. In conjunction with the 2014 and 2015 share repurchases and as allowed under the 2011 Plan, the Parent Company adjusted the maximum number of shares available under the 2011 Plan and the number of awards each participant was granted. As such, in 2015 the maximum number of shares under the 2011 Plan decreased from 10,949 to 9,670. The Company determined that there was no incremental cost to be recorded as a result of the modification. The options under the 2011 Plan generally vest over a one- to five-year period and have a maximum contractual term of 10 years subject to market and performance conditions, as defined. As of December 31, 2021 and 2020, 2,767 unallocated options were available to be granted under the 2011 Plan. However, in the event of a liquidity transaction or change in control, any options not granted or allocated are required to be distributed to existing participants of the 2011 Plan at the direction of the Board of Directors.

On December 29, 2011, the Parent Company granted or allocated employees of the Company options under this plan. The grants were separated in three separate tranches for each employee. Each tranche defines its own service, performance and/or market conditions. Performance conditions for one of the tranches (Tranche 3) are based upon an individual’s annual performance goals as proposed by the chief executive officer and approved by the Parent Company’s Compensation Committee and Board of Directors. Since the performance goals are set annually, awards allocated in this tranche are not considered granted under the provisions of ASC 718, Compensation, until the participant and the Parent Company mutually

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

agree on the terms of the performance goals (performed annually). The Company has allocated awards in this tranche to specific employees. As of December 31, 2021, all such awards have been granted. Market conditions are based upon an internal rate of return achieved by the Investors (as defined in the 2011 Plan) based upon their original investment on the date of the February 2011 merger.

In 2012 the Parent Company elected to use the equity value method of accounting for stock-based compensation. As such, the Company estimated the fair value of the awards using the Black-Scholes Option Valuation Model, which uses the assumptions noted below, and recorded the incremental cost, which represented the compensation expense recorded under the equity method and modified expense. For the awards prior to 2013, the risk-free interest rate assumption in the Black- Scholes model has been adjusted downward for the annual fixed increase in exercise price of 10 percent, where necessary.

There was no stock compensation expense related to the 2011 Plan for the years ended December 31, 2021 and 2020 as all options were fully vested prior to January 1, 2019.

The Board of Directors approved a special bonus award payable in shares of Company stock to certain officers of the Company. During the year ended December 31, 2020, the Company recorded stock bonus award related to such shares of $294,000.

A summary of option activity under the Plan is presented below:

	2021		2020
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price *	Shares	Price *

Balance at beginning of year	6,903	$730	6,903	$730
Canceled or expired	-	-	-	-
Balance at end of year	6,903	730	6,903	730

* The weighted-average exercise price doesn't account for 10% accretion.

A summary of options by tranche, all of which are vested as of December 31 is presented below:

	2021	2020

Subject to service conditions–Tranche 1	2,301	2,301
Subject to market and service conditions–Tranche 2	2,390	2,390
Subject to performance and service conditions–Tranche 3	2,212	2,212
	6,903	6,903

If a liquidity event or change of control was probable at December 31, 2021, the Company would expect all of the shares under the Plan to become granted and fully vested. The following table displays a summary of options vested by tranche under the 2011 Plan as of December 31 in the event a liquidity event or change of control was probable:

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

	2021	2020

Subject to service conditions–Tranche 1	3,223	3,223
Subject to market and service conditions–Tranche 2	4,235	4,235
Subject to performance and service conditions–Tranche 3	2,212	2,212
	9,670	9,670

Note 13.
Employee Benefit Plans

The Company maintains a 401(k) profit sharing plan (the 401(k) Plan) for the benefit of all eligible employees. The Company will match, at its discretion, 50 percent of the amount contributed by the employee up to a maximum of 6 percent of the employee’s total compensation. The contribution made by the Company in 2021 and 2020 was $0.7 million.

The Company has one nonqualified defined benefit salary continuation agreement with the Company’s chairman of the Board of Directors. In connection with the salary continuation plan, the Company has purchased life insurance policies that are written with different carriers. The Company is the designated beneficiary of the policies. The cash surrender value of the policies is $1.3 million at December 31, 2021 and 2020. The chairman will be entitled to payments totaling $100 thousand per year for 15 years upon retirement. Compensation expense was fully accrued based on the present value of future benefits over the service period of the chairman using a discount rate of 8 percent. Accrued compensation payable related to the plan was $905 thousand at December 31, 2021 and 2020.

Note 14.
Disclosures About Fair Value

The Company uses fair value accounting to report repossessed assets. Additional fair value disclosures are required and are included in the notes to the consolidated financial statements. For the fiscal years ended December 31, 2021 and 2020, the application of valuation techniques applied to similar assets and liabilities has been consistent. The following is a description of the valuation methodologies used for instruments measured and/or disclosed at fair value:

Fair value on a recurring basis: There were no assets or liabilities measured at fair value on a recurring basis as of or during the years ended December 31, 2021 or 2020.

Fair value on a nonrecurring basis: Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The tables below present the balance of assets, measured and presented in the consolidated balance sheets at December 31, at fair value on a nonrecurring basis (dollars in thousands):

	2021
	Total	Level 1	Level 2	Level 3

Repossessed assets	$3,930	$-	$3,930	$-

	2020
	Total	Level 1	Level 2	Level 3

Repossessed assets	$3,739	$-	$3,739	$-

The fair value of repossessed assets was determined based on comparable recent sales and adjusted for various factors, including age of the vehicle and known changes in the market and in the collateral.

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

In determining the appropriate application of the levels of the valuation hierarchy, the Company performs a detailed analysis of the assets and liabilities. At each reporting period, all assets and liabilities for which the fair value is based on significant unobservable inputs are classified as Level 3.

Below is a description of the valuation methods for the assets and liabilities recorded at fair value on either a recurring or nonrecurring basis and for estimating fair value of financial instruments not recorded at fair value for disclosure purposes. While management believes the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the measurement date.

Cash and cash equivalents and restricted cash: Cash and restricted cash are recorded at historical cost. The carrying amount is a reasonable estimate of fair value as these instruments have short-term maturities and interest rates that approximate market, a Level 1 measurement.

Finance receivables: Finance receivables are recorded at their outstanding principal balance, net of purchase discounts, deferred loan origination fees/costs, and allowance for finance receivable losses. The Company determined the fair value estimate of finance receivables using unobservable inputs including discount rates, prepayment speeds, loss severity, and default rates.

Notes payable of consolidated VIE’s, securitization debt of consolidated VIE’s, senior loan from related parties and junior subordinated debentures (Collectively referred to as Corporate Debt): The Company determined the fair values estimate of its Corporate debt using the estimated cash flows discounted at an appropriate market rate, a Level 3 measurement.

Accrued interest receivable and accrued interest payable: The carrying amounts of accrued interest receivable and accrued interest payable approximate fair value due to the short-term nature of these instruments, a Level 1 measurement.

A financial instrument is cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable terms. The methods and assumptions used in estimating the fair values of the Company’s financial instruments are described above.

The following tables present carrying amounts and estimated fair values of certain financial instruments as of the dates indicated (in thousands):

United PanAm Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2021
Asset category	Carrying Value	Level 1	Level 2	Level 3	Estimated Fair Value

Assets:
Cash and cash equivalents	$3,658	$3,658	$-	$-	$3,658
Restricted cash	42,922	42,922	-	-	42,922
Finance receivables, net	519,156	-	-	571,292	571,292
Accrued interest receivable	9,400	9,400	-	-	9,400

Liabilities:
Notes payable of consolidated VIE's	$163,041	$-	$-	$163,041	$163,041
Securitization debt of consolidated VIE's	290,765	-	-	290,765	290,765
Senior loan from related parties	-	-	-	-	-
Junior subordinated debentures	10,310	-	-	10,310	10,310
Accrued interest payable	724	724	-	-	724

	December 31, 2020
Asset category	Carrying Value	Level 1	Level 2	Level 3	Estimated Fair Value

Assets:
Cash and cash equivalents	$4,224	$4,224	$-	$-	$4,224
Restricted cash	40,532	40,532	-	-	40,532
Finance receivables, net	452,483	-	-	497,895	497,895
Accrued interest receivable	8,650	8,650	-	-	8,650

Liabilities:
Notes payable of consolidated VIE's	$102,872	$-	$-	$102,872	$102,872
Securitization debt of consolidated VIE's	315,209	-	-	315,209	315,209
Senior loan from related parties	7,000	-	-	7,000	7,000
Junior subordinated debentures	10,310	-	-	10,310	10,310
Accrued interest payable	820	820	-	-	820

Note 15.
Subsequent Events

On October 12, 2021, the Company announced that it has entered into a definitive agreement to merge with Vroom, Inc. On February 1, 2022, the merger with Vroom, Inc was completed.

The Company has evaluated subsequent events through May 18, 2022, the date on which the consolidated financial statements were available to be issued.